Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES JULY CASH DISTRIBUTION
     DALLAS, Texas, July 21, 2006 – Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE – PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.129940 per unit, payable on August 14, 2006, to unit holders of record on July 31, 2006.
     This month’s distribution increased from the previous month due primarily to increased oil prices, higher oil and gas production, primarily in the Waddell Ranch, and significantly lower capital costs. This would primarily reflect production for the month of May. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 66,182 bbls and 286,299 mcf. This increase does reflect production from four new wells coming on line in May. The average price for oil was $65.10 per bbl and for gas was $7.31 per mcf. Capital expenditures were approximately $777,577. Capital expenditures were lower due to a 3-week period of unavailability of a drilling rig for the project’s drill wells. It is anticipated the remaining capital expenditures will be fully met for the rest of the year.
     The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas (Mcf)	Oil	Gas
	(Bbls)		(per Bbl)	(per Mcf)
Current Month	66,182	286,299	$65.10	$7.31

Prior Month	56,898	217,086	$62.71	$7.23
For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 877 .228.5085